APPENDIX A

GOLDEN CAPITAL MANAGEMENT, LLC

SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Wells Fargo Diversified Large Cap Growth Portfolio[1] Wells Fargo Index Portfolio

Appendix A Amended:  November 16, 2016

On November 16, 2016 the Board of Trustees of Wells Fargo Master Trust approved Golden Capital Management, LLC as the sub-adviser to the Wells Fargo Diversified Large Cap Growth Portfolio, effective on or about January 31, 2017.
APPENDIX B

GOLDEN CAPITAL MANAGEMENT, LLC

SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

This fee agreement is effective as of the 1st day of October, 2011, and amended the 16th day of November, 2016, by and among Wells Fargo Funds Management, LLC (the “Adviser”) and Golden Capital Management, LLC (the “Sub-Adviser”).

                WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Portfolio” and collectively, the “Portfolios”); and

                WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

                NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of each Portfolio throughout the month:

Name of Portfolio	Sub-Advisory Fee
Wells Fargo Diversified Large Cap Growth Portfolio[1]	First 1B Over 1B	0.35 0.30
Wells Fargo Index Portfolio	First 100M Next 100M Over 200M	0.05 0.03 0.02

                If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Portfolio.

The foregoing fee schedule is agreed to as of this 16th day of November, 2016, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

          Paul Haast

          Senior Vice President

GOLDEN CAPITAL MANAGEMENT, LLC

By:

          Greg W. Golden

          President and CEO

1. On November 16, 2016 the Board of Trustees of Wells Fargo Master Trust approved Golden Capital Management, LLC as the sub-adviser to the Wells Fargo Diversified Large Cap Growth Portfolio, effective on or about January 31, 2017.